Final Term Sheet

Filed Pursuant to Rule 433

Registration Nos. 333-135006 and 333-135006-11

August 12, 2008

WELLS FARGO CAPITAL XIV

8.625% ENHANCED TRUST PREFERRED SECURITIES (ENHANCED TRUPS®)

GUARANTEED BY WELLS FARGO & COMPANY TO THE EXTENT SET FORTH IN THE PROSPECTUS SUPPLEMENT

AND THE PROSPECTUS

Issuer:	Wells Fargo Capital XIV, a Delaware statutory trust, the sole assets of which will be 8.625% junior subordinated deferrable interest debentures due 2068 (the “junior subordinated debentures”) issued by Wells Fargo & Company

Guarantor:	Wells Fargo & Company

Securities:	8.625% Enhanced Trust Preferred Securities (the “capital securities”)

Amount:	24,000,000 capital securities

Liquidation Amount:	$25 per capital security

Over-allotment Option:	The underwriters may purchase up to an additional 3,600,000 capital securities within 30 days of the date of the prospectus supplement in order to cover over-allotments, if any

Security Ratings:	Aa2 / AA- / AA- (Moody’s / S&P / Fitch). Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Trade Date:	August 12, 2008

Settlement Date:	August 19, 2008 (T+5)

Stated Maturity:	September 14, 2068

Distributions:	8.625% per annum

Public Offering Price:	$25 per capital security

Underwriting Commissions:	Retail: $0.7875 per capital security / Institutional: $0.5000 per capital security

Interest Payment Dates:	Quarterly on the 15th of each March, June, September, and December and at maturity

First Interest Payment Date:	December 15, 2008 (long first coupon)

Redemption at Issuer Option:	On or after September 15, 2013 in whole or in part and prior to September 15, 2013 in whole but not in part after the occurrence of a tax event, capital treatment event or investment company event, in each case at par, plus accrued and unpaid interest to the redemption date

Redemption at Issuer Option for Rating Agency Event:	Prior to September 15, 2013 in whole but not in part after the occurrence of a rating agency event at the greater of (i) par and (ii) the sum of the present values of the principal amount of the junior subordinated debentures being redeemed and each interest payment thereon that would have been payable to and including September 15, 2013 (not including any portion of such payments of interest accrued as of the date of redemption), discounted from September 15, 2013 or the applicable interest payment date to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the treasury rate plus 0.50%, in each case plus accrued and unpaid interest to the redemption date

Joint Bookrunners:	Citigroup Global Markets Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; and Morgan Stanley & Co. Incorporated

Joint-Lead Managers:	UBS Securities LLC and Wells Fargo Securities, LLC

Co-Managers:	J.P. Morgan Securities Inc.; Lehman Brothers Inc.; Raymond James & Associates, Inc.; and RBC Dain Rauscher Inc.

Capital Securities CUSIP/ISIN:	949829204/ US9498292047

TRUPS® is a registered service mark of Citigroup Global Markets Inc.

Wells Fargo Capital XIV and Wells Fargo & Company have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Wells Fargo Capital XIV and Wells Fargo & Company have filed with the SEC for more complete information about Wells Fargo Capital XIV, Wells Fargo & Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the prospectus by calling Citigroup Global Markets Inc. toll-free in the United States at 1-877-858-5407; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free in the United States at 1-866-500-5408; and Morgan Stanley & Co. Incorporated toll-free in the United States at 1-866-718-1649 (institutional investors) or 1-800-584-6837 (retail investors).